WSFS Financial Corporation

                                838 Market Street
                           Wilmington, Delaware 19801
                                 (302) 792-6000


                                                                  March 29, 2006






Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of WSFS Financial Corporation (the "Company"), to be held at the Hotel duPont, Eleventh and Market Streets, Wilmington, Delaware 19801 on Thursday, April 27, 2006 at 4:00 p.m. Parking validation will be available for the Hotel duPont garage or valet. Sign interpretation will be provided upon request. Please send your request to the address shown on page two of the Proxy statement.

At this meeting, stockholders will be asked to consider a proposal to re-elect four directors whose terms are expiring, and to ratify the appointment of independent auditors.

Your vote is important regardless of how many shares of Company stock you own. If you hold stock in more than one account or name, you will receive a proxy card for each account. Please sign and return each card since each represents a separate number of shares. Postage-paid envelopes are provided for your convenience.

You are cordially invited to attend the Annual Meeting. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                 Sincerely,


                                 /s/Marvin N. Schoenhals

                                 Marvin N. Schoenhals
                                 Chairman, President and Chief Executive Officer

                           WSFS Financial Corporation

                                838 Market Street
                           Wilmington, Delaware 19801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on April 27, 2006


To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of WSFS Financial Corporation (the "Company") will be held at the Hotel duPont, Eleventh and Market Streets, Wilmington, Delaware 19801 on Thursday, April 27, 2006, at 4:00 p.m. The meeting will be held for the purpose of considering and acting upon the following:

1.   Election of four directors for terms of three years each;

2. Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2006; and

3. Such other matters as may properly come before the meeting or any adjournment thereof.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. The Board of Directors has fixed the close of business on March 7, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote, at the Annual Meeting and any adjournment thereof.

You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote in person at the Annual Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS,

                                    /s/Mark A. Turner

                                    Mark A. Turner
                                    Chief Operating Officer and Secretary

March 29, 2006
--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                           WSFS Financial Corporation

                                838 Market Street
                           Wilmington, Delaware 19801
                                 (302) 792-6000

                                 PROXY STATEMENT

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2006

This Proxy Statement and the accompanying proxy card are being furnished to stockholders of WSFS Financial Corporation (the "Company") by the Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 27, 2006, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 29, 2006.


                       VOTING AND REVOCABILITY OF PROXIES

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, properly signed proxies will be voted FOR the nominees for directors and for the other proposal as set forth herein. By signing, dating and returning the enclosed proxy, you will give us the discretionary authority to vote your shares for the election of any person we choose as a director in the event that any nominee is unable or refuses to serve as a director. You will also give us the discretionary authority to vote on any matters relating to the conduct of the Annual Meeting. If any other business is presented at the Annual Meeting, proxies will be voted by those named herein in accordance with the determination of a majority of the Board of Directors.

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies will be voted at the Annual Meeting and any adjournments or postponements thereof. Proxies may be revoked by written notice to the Secretary of the Company sent to the address above or by the filing of a later dated proxy prior to a vote being taken on the proposal at the Annual Meeting. A proxy will not be voted if a stockholder attends the Annual Meeting and votes in person. The presence of a stockholder at the Annual Meeting alone will not revoke such stockholder's proxy.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The securities entitled to vote at the Annual Meeting consist of the Company's common stock, $.01 par value per share (the "Common Stock"), the holders of which are entitled to one vote for each share of Common Stock held, except in elections of directors, in which holders have cumulative voting rights. The close of business on March 7, 2006 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). As of the Record Date, the Company had 6,595,411 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for a quorum.

As to the election of directors, as set forth in Proposal 1, the proxy being provided by the Board enables a stockholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for the nominees being proposed. Directors are elected by a plurality of votes of the shares present, in person or represented by proxy, at a meeting and entitled to vote in the election of directors, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for the nominee being proposed is withheld. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director should the nominee be unable to serve, or for good cause, will not serve.

In accordance with Company policy, in an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election will promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board will act on the Corporate Governance Committee's recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Directors will promptly disclose their decision whether to accept the director's resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Company press release. Any director who tenders his or her resignation pursuant to this provision will not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

 As to the ratification of independent auditors as set forth in Proposal 2, by checking the appropriate box, a stockholder may: (i) vote "FOR" ratification,
(ii) vote "AGAINST" ratification, or (iii) vote to "ABSTAIN" on this item. Unless otherwise required by law, Proposal 2 and any other matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) Broker Non-Votes or (b) proxies marked "ABSTAIN" as to that matter.


               SOLICITATION OF QUESTIONS BY THE BOARD OF DIRECTORS

The Board of Directors recognizes that the annual meeting is an opportunity where the Board is available to its stockholders in a public forum. The Board of Directors invites stockholders to submit questions for the Board in advance of the meeting. While legal and timing issues may prevent the Board of Directors from answering all questions submitted, the Board believes such dialogue will be helpful in increasing communication between stockholders and the Board of Directors.

Any stockholder wishing to present a question to the Board of Directors is invited to send questions to:

                  WSFS  Financial
                  Corporation Investor Relations 838 Market St.
                  Wilmington, DE  19801
                  or
                  stockholderrelations@wsfsbank.com

The Board will attempt to answer as many of the questions received as is possible and post the responses on our website: www.wsfsbank.com.


Stock Ownership of Certain Beneficial Owners

Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following table sets forth, as of the Record Date, certain information as to those persons who have filed the reports required of persons beneficially owning more than 5% of the Common Stock or who were known to the Company to beneficially own more than 5% of the Company's Common Stock outstanding at the Record Date.

                                          Amount and Nature
                                            of Beneficial           Percent
Name                                        Ownership (1)           of Class
----                                        -------------           --------

Private Capital Management (2)             586,702 shares            8.90 %
8889 Pelican Bay Boulevard
Naples, FL 34108

Barclays Global Investors, NA (3)          467,638 shares            7.09 %
45 Fremont Street
San Francisco, CA 94105

Wellington Management Company, LLP (4)     399,700 shares            6.06 %
75 State Street
Boston, MA 02109


(1) In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting and/or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and groups exercise sole voting and investment power over the shares of the Common Stock.

(2)      According  to the  Statement  on  Schedule  13G/A  of  Private  Capital
         Management filed on February 14, 2006, shares are held by its investment advisory clients as to which it shares voting and investment power.

(3)      According  to  the  Statement  on  Schedule  13G  of  Barclays   Global
         Investors, NA filed on February 10, 2006, the shares reported are held by Barclays Global Investors, NA and its affiliates.

(4) According to the Statement on Schedule 13G/A of Wellington Management Company, LLP filed on February 14, 2006, shares are held by its investment advisory clients as to which it shares voting and/or investment power.

PROPOSAL 1 -- ELECTION OF DIRECTORS

The number of Directors is currently fixed at thirteen members. Because Mr. Weaver is not seeking re-election to the Board, the Board of Directors is reducing the number of members to twelve effective with the start of the Annual Meeting of Shareholders on April 27, 2006. The Board of Directors is divided into three classes. The members of each class are elected for a term of three years and until their successors are elected and qualified; provided that in the event the number of directors has been increased during the preceding year and such new directorships have been filled by action of the Board of Directors, the terms of those newly appointed directors expire at the annual meeting when the class to which they have been elected expires. Each of the current members of the Board of Directors of the Company also serves on the Board of Directors of the Company's principal subsidiary, Wilmington Savings Fund Society, Federal Savings Bank ("WSFS" or the "Bank"). Directors of the Company are elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Pursuant to the Company's Certificate of Incorporation, every stockholder voting for the election of directors is entitled to cumulate his or her votes by multiplying his or her shares times the number of directors to be elected. Each stockholder will be entitled to cast his or her votes for one director or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. The Board of Directors intends to vote the proxies solicited by it equally among the four nominees of the Board of Directors. Stockholders may not cumulate their votes on the form of proxy solicited by the Board of Directors. In order to cumulate votes, stockholders must attend the meeting and vote in person or make arrangements with their own proxies. Unless otherwise specified in the proxy, however, the right is reserved, in the sole discretion of the Board of Directors, to distribute votes among some or all of the nominees of the Board of Directors in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

At the Annual Meeting, it is expected that four directors will be elected for terms of three years each and until their successors have been elected and qualified. The Board of Directors has nominated Linda C. Drake, David E.
Hollowell, Scott E. Reed and Claibourne D. Smith, all of whom are currently directors, for election as directors at the Annual Meeting. If any nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute as the Board of Directors may recommend. Alternatively, the Board of Directors may elect to reduce the number of authorized directors to eliminate the vacancy.


The Board of Directors Recommends Voting "FOR" the Directors Nominated in Proposal 1.

Directors and Nominees

         The following table sets forth information for each nominee and each director continuing in office. It includes their name, age (as of December 31, 2005), year first elected or appointed as a director of the Company, year of expiration of current term as a director of the Company, principal occupation for at least the last five years and directorships in subsidiaries of the Company and in other companies:

                               Year First         Current
                               Elected or          Term
                                Appointed           to
Name                   Age      Director          Expire     Principal Occupation                Directorship(s) (1)
----                   ---      --------          ------     --------------------                -------------------
                      NOMINEES FOR A TERM TO EXPIRE IN 2009

Linda C. Drake          57        1999             2006      Founder and Chair                   WSFS;
                                                             TCIM Services, Inc.                 TCIM Services, Inc.;
                                                             (business services and  software    LTD Direct
                                                             technology companies)

David E. Hollowell      58        1996             2006      Executive Vice President and        WSFS
                                                             University Treasurer
                                                             University of Delaware

Scott E. Reed           57        2005             2006      Senior Executive Vice President     WSFS
                                                             and Chief Financial Officer,
                                                             BB&T Corporation (financial
                                                             holding company and parent of
                                                             Branch Banking and Trust
                                                             Company) (1972-2005) (retired)

Claibourne D. Smith     67        1994             2006      Vice President - Technology and     WSFS
                                                             Professional Development, E.I.
                                                             duPont de Nemours & Company,
                                                             Incorporated, (multinational
                                                             chemical and energy company)
                                                             (1964-1998) (retired)


                         DIRECTORS CONTINUING IN OFFICE


John F. Downey          68        1998             2007      Executive Director of the           WSFS
                                                             Office of Thrift Supervision (OTS),
                                                             1989-1998 (retired)

Thomas P. Preston       59        1990             2007      Partner, Blank Rome, LLP;           WSFS
                                                             previously Partner,
                                                             Reed Smith, LLP and
                                                             Duane, Morris & Heckscher LLP
                                                             (Law firms)

                   DIRECTORS CONTINUING IN OFFICE (Continued)

                               Year First         Current
                               Elected or          Term
                                Appointed           to
Name                   Age      Director          Expire     Principal Occupation                Directorship(s)
----                   ---      --------          ------     --------------------                ---------------
Marvin N. Schoenhals    58        1990             2007      Chairman of WSFS Financial          WSFS and affiliates (1);
                                                             Corporation since 1992; President   Federal Home Loan Bank
                                                             and Chief Executive Officer of      of Pittsburgh (Chairman);
                                                             WSFS Financial Corporation          Brandywine Fund, Inc. and
                                                             since November 1990                 affiliates (2);
                                                                                                 Delaware State Chamber of
                                                                                                 Commerce

R. Ted Weschler         44        1992             2007      Managing Member,                    WSFS;
                                                             Peninsula Capital Advisors, LLC,    First Avenue Networks, Inc.
                                                             an investment advisory firm;        Wilsons The Leather
                                                             October 1989 to December 1999,      Experts, Inc.
                                                             Partner and Officer of Quad-C,
                                                             Inc., a Delaware corporation which
                                                             acts as the general partner for
                                                             several investment partnerships

Charles G. Cheleden     62        1990             2008      October 1992 to present: Vice       WSFS
                                                             Chairman of WSFS Financial
                                                             Corporation; Lead Director;
                                                             Former Chairman, WSFS
                                                             Financial Corporation;
                                                             Self-employed attorney

Joseph R. Julian        68        1983             2008      Chairman and CEO, JJID, Inc.        WSFS;
                                                             (highway construction company)      JJID, Inc.

Dennis E. Klima         61        2004             2008      President and CEO, Bayhealth, Inc.  WSFS;
                                                             CEO and Chairman,                   Bayhealth, Inc.;
                                                             Bayhealth Medical Center, Inc.      Bayhealth Medical Center, Inc.

Calvert A. Morgan, Jr.  57        2004             2008      Consultant;                         WSFS;
                                                             Chairman, President and CEO         Chesapeake Utilities
                                                             PNC Bank, Delaware (retired)        Corporation



(1) WSFS affiliates include: WSFS Credit Corporation, WSFS Investment Group, Inc., WSFS Reit, Inc. and Montchanin Capital Management, Inc. and are subsidiaries of the Company. It also includes WSFS Foundation, Inc., a charitable foundation associated with the Company.

(2) Brandywine Fund, Inc. affiliates include: Brandywine Blue Fund, Inc. and Brandywine Advisors Fund, Inc.

Stock Ownership of Management

The following table sets forth, as of the Record Date, the amount of Common Stock beneficially owned by the Company's directors, by each of the named executive officers in the Summary Compensation Table, and by all directors and named executive officers as a group:

                                       Amount and Nature
                                        of Beneficial              Percent
Name                                   Ownership (1)             of Class (2)
----                                 -----------------           ------------

Charles G. Cheleden (3)(4)                14,700 shares               *
John F. Downey (4)(5)                     10,000 shares               *
Linda C. Drake (6)                         9,500 shares               *
David E. Hollowell (7)                    14,760 shares               *
Joseph R. Julian (4)                      68,776 shares             1.04%
Dennis E. Klima (8)                        2,850 shares               *
Calvert A. Morgan, Jr. (9)                 3,200 shares               *
Thomas P. Preston (10)                    10,072 shares               *
Scott E. Reed                                600 shares               *
Marvin N. Schoenhals (11)                220,845 shares             3.26%
Claibourne D. Smith (4)                   10,630 shares               *
Eugene W. Weaver (12)                     14,220 shares               *
R. Ted Weschler (4)(13)                  209,600 shares             3.18%
Karl L. Johnston (14)                     18,692 shares               *
Mark A. Turner (15)                      104,988 shares             1.57%
Stephen A. Fowle (16)                      3,081 Shares               *
Deborah A. Powell (17)                    17,654 shares               *
Directors and executive officers
  as a group (17 persons)                734,168 shares            10.63%

-----------------
*    Less than 1.0%.
(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock over which he or she has or shares voting and/or investment power or of which he or she has the right to acquire beneficial ownership within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Other than as noted below, all persons shown in the table above have sole voting and investment power, except that the following directors and executive officers held the following numbers of shares jointly with their respective spouses: Mr. Cheleden, 2,600 shares; Mr. Downey, 3,900 shares, Ms Drake, 5,000 shares; Mr. Hollowell, 7,000 shares; Mr. Julian, 59,676 shares; Mr. Johnston, 6,350 shares; Mr. Turner, 7,780 shares; and Mr. Fowle, 2,100 shares.
(2) In calculating the percentage ownership of each named individual and the group, the number of shares outstanding is deemed to include any shares of the Common Stock which the individual or the group has the right to acquire within 60 days of the Record Date.
(3) Includes 6,600 shares of Common Stock held in an Individual Retirement Account ("IRA").
(4) Includes 5,500 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(5)  Includes 600 shares of Common Stock held in an IRA.
(6) Includes 4,500 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(7) Includes 3,660 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(8) Includes 200 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(9) Includes 1,200 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date and 900 shares of Common Stock held in an IRA.

                       (Footnotes continued on next page)

(10) Includes 2,820 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date and 1,275 shares of Common Stock held in an IRA.
(11) Includes 21,095 shares of Common Stock held in Mr. Schoenhals' account in the Company's 401(k) Plan and 171,040 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(12) Includes 2,620 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date, 1,000 shares of Common Stock held in an IRA and 800 shares of Common Stock held by Mr. Weaver's wife. Mr. Weaver disclaims beneficial ownership of his wife's shares.
(13) Includes 200,000 shares held by Peninsula Investment Partners, L.P., an investment firm managed by Peninsula Capital Advisors, LLC of which Mr. Weschler is the Managing Member. Mr. Weschler disclaims beneficial ownership of the shares held by Peninsula Partners, L.P.
(14) Includes 32 shares of Common Stock held in Mr. Johnston's account in the Company's 401(k) Plan and 12,310 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(15) Includes 9,619 shares of Common Stock held in Mr. Turner's account in the Company's 401(k) Plan, 2,500 shares of Common Stock held in an IRA and 77,590 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(16) Includes 381 shares of Common Stock held in Mr. Fowle's account in the Company's 401(k) Plan and 600 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.
(17) Includes 1,994 shares of Common Stock held in Ms Powell's account in the Company's 401(k) Plan and 9,840 shares of Common Stock that may be acquired through the exercise of options within 60 days of the Record Date.


Position and Duties of the Lead Director

The Board of Directors has designated Charles G. Cheleden, Vice Chairman, as Lead Director. The Lead Director is an outside and independent director designated by the Board of Directors of the Company to lead the Board to fulfill its duties effectively, efficiently and independent of management.

The   responsibilities  of  the  Lead  Director  include:  (1)  Enhancing  Board effectiveness, (2) Managing the Board and (3) Acting as a liaison between the Board, management and major shareholders.

     o Responsibilities for enhancing Board effectiveness include ensuring the Board has adequate training and resources to carry out its duties.

     o Responsibilities for managing the Board include: providing input on Board and Committee meeting agendas; consulting with Chairman on effectiveness of Board Committees; ensuring that Directors have adequate opportunities to meet to discuss issues without management's presence; chairing Board meetings in the absence of the Chairman; ensuring that Committee functions are carried out and reported to the Board. In addition the lead director has the authority to call meetings of the independent directors.

     o Responsibilities as liaison include: communicating to management, as appropriate, to discuss the results of private discussions among independent directors to resolve conflicts; and being available, as necessary, for consultation and direct communication with major shareholders.


Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through its meetings and the meetings of its committees. During the year ended December 31, 2005, the Board of Directors held ten (10) meetings. All directors attended more than 75% of the total aggregate meetings of the Board of Directors and committees on which such Board member served during this period.

A list of the Committees of the Board of Directors and a general description of their respective duties follows.

Executive Committee. The Executive Committee is scheduled to meet one time each month, or more frequently if required, and exercises the powers of the Board of Directors between meetings of the Board. The primary activity of the Committee has been to review loan applications needing board approval. The Executive Committee is presently composed of Marvin N. Schoenhals, Chairman, Charles G. Cheleden, David E. Hollowell, Calvert A. Morgan, Jr. and R. Ted Weschler. The Executive Committee met twenty-seven (27) times during 2005.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of directors who are independent in accordance with the listing requirements of the Nasdaq Stock Market. The purpose of this committee is: (i) to recommend to the Board the corporate governance guidelines and policies applicable to the Company; (ii) to assist the Board by identifying individuals qualified to become Board members, (iii) to recommend to the Board the director nominees for the next annual meeting of stockholders, (iv) to lead the Board in its annual review of the Board's performance, and (v) to recommend to the Board director nominees to each committee. The Committee will also consider nominees recommended by stockholders in accordance with the procedures set forth in the bylaws of the Company. Members of the Corporate Governance and Nominating Committee are Charles G. Cheleden, Chairman, John F. Downey, Linda C. Drake, Dennis E. Klima and Thomas P. Preston. Each member of the Corporate Governance and Nominating Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Corporate Governance and Nominating Committee met one (1) time during 2005. The Corporate Governance and Nominating Committee has adopted a written charter governing the Committee's responsibilities. A copy of the Corporate Governance and Nominating Committee Charter is available on the Company's website at www.wsfsbank.com.

Director Nomination Process. The Company does not currently pay fees to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors. The Committee's process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and its wholly-owned subsidiary, Wilmington Savings Fund Society, FSB. Additionally, the Committee will consider persons recommended by stockholders of the Company in selecting the Committee's nominees for election. There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting Board nominees.

To be considered in the Committee's selection of Board nominees, recommendations from stockholders must be received by the Company in writing not less than 60 days nor more than 90 days prior to the anniversary date of the mailing date of the proxy statement for the previous year's annual meeting. Recommendations should identify as to the stockholder giving notice and for each person the stockholder proposes to recommend as a nominee to the Board (1) the name, age, business address of such person; (2) the principal occupation or employment of such person; (3) the Class and number of shares of the Company's Voting Stock (as defined in the Company's Bylaws) which are beneficially owned by such stockholder on the date of such notice; and (4) any other information required to be included in such notice pursuant to the Company's Bylaws or disclosed in solicitations of proxies with respect to nominees for election of directors set forth in the Securities Exchange Act of 1934.

Persons recommended for consideration as nominees by the Board are subject to the director qualification requirements set forth in Article II, Sections 6 and 7 of the Company's Bylaws, which require that (i) directors must be shareholders of the Company; and (ii) directors must be persons of good character and integrity and must also have been nominated by persons of good character and integrity.

The Board desires that its membership be geographically diverse and as a result, potential directors should enhance the Board's statewide representation. The Board also desires that its membership have expertise in a diversity of business sectors. As a commitment to this diversification, the Board believes potential directors should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage.

Stockholder Communications. The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. The Board, however, strongly encourages communications from stockholders and gives such communications its prompt attention. As part of this process, the Board of Directors solicits questions from stockholders. Information for submitting questions to the Board of Directors in advance of the Annual Meeting of Shareholders is addressed on page two of this Proxy. Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. In addition, Directors are accessible to shareholders on an informal basis throughout the year and formally at the Annual Meeting. The Board encourages, but does not require, directors to attend the Annual Meeting of Stockholders. All of the then current Board Members attended the 2005 Annual Meeting of Stockholders.

Audit Committee. The Audit Committee is comprised of directors who are not officers of the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Committee oversees the audit program and reviews the financial statements of the Company and its subsidiaries. It reviews the examination reports of federal regulatory agencies as well as reports of the internal auditors and independent auditors. It also meets quarterly with the internal loan review department. The Audit Committee meets quarterly with the head of the Audit Department and representatives of the Company's independent auditors, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release. They also meet annually to review the Company's risk analysis and associated audit plan. The Board of Directors appoints the independent auditors upon the recommendation of the Audit Committee. Present members of the Audit Committee are John F. Downey, Chairman, Joseph R. Julian, Dennis E. Klima, Claibourne D. Smith and Eugene W. Weaver. Each member of the Audit Committee is "independent" as defined in the listing standards of the Nasdaq Stock Market. The Audit Committee met nine (9) times during fiscal year 2005. The Board of Directors has determined that Mr. Weaver, a member of the Company's Audit Committee, is an "Audit Committee Financial Expert" as that term is defined in the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Weaver is independent as that term is used in item 7(d)(3)(iv)(A) of Schedule 14A of the Securities Act of 1934.

Personnel and Compensation Committee. The Personnel and Compensation Committee ("Personnel Committee") is comprised of directors who are independent in accordance with the listing standards of the Nasdaq Stock Market. The Personnel Committee reviews and recommends to the Board of Directors, for their approval, the compensation and benefits of the executive officers and broad guidelines for the salary and benefits administration of other officers and Associates. In addition, the

Personnel Committee is responsible for the overseeing the administration of the 1997 Stock Option Plan, the 2005 Incentive Plan and the executive incentive plans, including recommendations to the Board of Directors for awards under such plans.

The Personnel Committee discussed and approved, in advance, the use of chartered aircraft to facilitate a portion of business travel for Mr. Schoenhals including travel to board meetings of the Federal Home Loan Bank of Pittsburgh where Mr. Schoenhals serves as Chairman. Chartered flights have been approved in instances where commercial flight times (and attendant delays) would have an adverse impact on other business activities and where travel is for the benefit of the Company. The Company did not pay for personal use of chartered aircraft. The Company incurred an expense of approximately $41,000 in 2005 for chartered flights.

Present members of the Personnel Committee are David E. Hollowell, Chairman, Linda C. Drake, Claibourne D. Smith, and R. Ted Weschler. The Personnel Committee met three (3) times during 2005.

Directors' Compensation. During 2005, each non-Associate director received an annual retainer of $15,500 plus 600 shares of the Company's Common Stock and a grant of 1,000 options under the 2005 Incentive Plan. Audit Committee members received an additional annual retainer of $10,000. Chairpersons of board committees received an additional annual retainer as follows: Audit Committee, $5,000; Corporate Governance and Nominating Committee and Personnel and Compensation Committee, $3,000. Each member of a committee received $650 for each meeting attended. Directors did not receive meeting fees for Board meetings. The Lead Director received an additional monthly fee of $1,500. Mr. Schoenhals does not receive director fees as Chairman, President and Chief Executive Officer.

EXECUTIVE OFFICERS

Marvin N. Schoenhals, age 58, has served as President and Chief Executive Officer of the Company since November 1990 and was elected Chairman in October 1992. Mr. Schoenhals was elected to the Board of Directors of the Federal Home Loan Bank of Pittsburgh in 1997 and currently serves as its Chairman. Since 1998, he has served on the Boards of Directors of Brandywine Fund, Inc., Brandywine Blue Fund, Inc. and Brandywine Advisors Fund, Inc. He is a board member of the Delaware State Chamber of Commerce as well as numerous other community-based organizations.

Karl L. Johnston, age 57, serves as Chief Operating Officer and Chief Lending Officer. He was appointed Chief Operating Officer in 2001. Mr. Johnston joined the Bank in May 1997 as Chief Lending Officer. Before joining the Bank, Mr. Johnston spent his banking career at the Delaware Trust Company where he was Executive Vice President and Commercial Banking Group executive. When Delaware Trust was merged into CoreStates Bank, he was a Senior Vice President responsible for middle-market business relationships for the State of Delaware, Delaware County, Pennsylvania and northern Maryland and Virginia.

Mark A. Turner, age 42, serves as Chief Operating Officer and Corporate Secretary. He was appointed Chief Operating Officer in 2001. From 1998 to 2004, he also served as Chief Financial Officer. Mr. Turner joined the Company in 1996 as Managing Vice President and Controller. From 1994 to 1996 Mr. Turner was Vice President of Finance for the Capital Markets Division of Meridian Bank, and Vice President of Corporate Development for Meridian Bancorp, both in Reading,
Pennsylvania. Before that, he was a Senior Audit Manager with KPMG LLP in Philadelphia, Pennsylvania.

Stephen A. Fowle, age 40, was appointed Executive Vice President and Chief Financial Officer in January 2005. From 2000 to 2004, Mr. Fowle was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC, in Cleveland, Ohio. From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co, Incorporated in Milwaukee, Wisconsin, a regional investment banking firm.

         Deborah A. Powell, age 49, has served as Executive Vice President and Director of Human Resources since May 2000. From 1997 to 2000, Ms Powell was Vice President of Human Resources at Huffy Service First, a national retail services company. From 1996 to 1997, she was Human Resources Manager of The Limited-Alliance Data System, a retail call-center operation. From 1991 to 1996, she was National Practice Director of Midwest Resources, Inc., a Human Resources and Organizational Development consulting practice.



Audit Committee Report

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:
o Reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005;
o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and
o Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

The Audit Committee comprised of Messrs. Downey, Julian, Klima, Smith and Weaver has provided this report.


Personnel and Compensation Committee Report on Executive Compensation

Overview and Philosophy. The Personnel Committee oversees the Company's executive compensation programs. The Personnel Committee's responsibilities include reviewing and making recommendations to the Board of Directors regarding compensation of the Chief Executive Officer and reviewing and approving the compensation paid to other executive officers of the Company (the "Named Executive Officers") listed in the "Summary Compensation Table" that follows this report. The Committee also administers stock option and incentive plans and is responsible for compliance with Rule 16b-3 of the Exchange Act.

         The objective of the compensation program is to establish levels of compensation sufficient to attract and retain highly qualified and motivated executives. The program also seeks to align the interests of the Company's executive management with those of stockholders through the use of both incentive-based compensation for achieving specific performance based criteria and stock-based compensation for building long-term stockholder value.


In setting the compensation levels of senior executives of the Company, the Committee evaluates many different sources of information. These include, but are not limited to, the experience level of the executive; the executive's performance in the current as well as prior years; an assessment of the executive's potential for future development; and the executive's immediate level of responsibility. In addition, the Committee regularly monitors the compensation program of similar sized institutions that are generally high performing in nature. This peer group consists of public companies in the $1 to $3 billion size category that are usually in the upper quintile of performance with respect to return on equity, return on assets, and growth in earnings per share. Approximately every three to four years, the Committee retains an outside consultant to review the Company's executive compensation program. In intervening years, the Committee uses proxy data from several financial institutions identified as high-performing to assess appropriateness of senior executive salaries.

The Executive Vice President of Human Resources assists the Committee in developing a "request for proposal" for the external consultant candidates. She provides information to the successful bidder and reviews the final document with the chairperson of the Committee. The Executive Vice President of Human Resources may also serve as a subject matter expert to the Committee to respond to general questions about the survey process.

The Committee retained a consultant during 2004 and previously had retained a consultant in February 2002. The Consultant's study compared the WSFS compensation levels for eight senior positions to similar positions at high performing institutions over a three-year period, ending with 2003. The conclusion of the Consultant's study is that the compensation practices of WSFS, for the eight senior positions, are competitive. While there were minor deviations, total compensation for each position approximated the fiftieth percentile of the high performing peer group comparison. The Consultant did recommend that WSFS consider enhancing the long-term incentive component of its Executive Compensation Program. After careful consideration, the Committee concluded that the total compensation program was functioning appropriately and consequently made no changes in the long-term incentive component of executive compensation.

Compensation Program Elements. The Company's executive compensation program consists of base salaries, a short-term cash incentive plan, a stock option plan and miscellaneous other fringe benefits.

     Base Salary. Base salary levels are determined by the Personnel Committee with reference to corporate and individual performance in relation to strategic goals established each year, competitive market trends and special circumstances particular to the Company's staffing needs. As discussed above, the Personnel Committee evaluates many different sources of information to determine appropriate levels of base salaries for its executives. The Company's executive compensation philosophy suggests a base salary that is competitive and market responsive, but not excessive.

     Short-Term Incentive Plan. The Board of Directors approved a Management Incentive Program (MIP) designed to reward the accomplishment of specific corporate and individual performance criteria. This program is formulaic and capped as a percentage of salary based on the level of the executive participating in the program. For 2005, the corporate performance criteria were: return on assets, return on equity and growth in earnings per share. Plan participants include members of management from certain senior vice presidents to the Chief Executive Officer. Each year the Personnel Committee establishes a bonus pool based on the level and quality of the Company's earnings as compared to its plan. A total of 15 executives, including the Named Executive Officers, participated in this plan during 2005.

     Individual awards are earned for successfully attaining objectives based on the three criteria above, and in completion of specific individual performance criteria. Total awards earned under the MIP during 2005 were approximately $1.5 million and were paid in cash during 2006.

     For the Chief Executive Officer, MIP awards are based on company-wide financial results. For the Chief Operating Officers, MIP awards are based on 75% company-wide financial results and 25% individual performance measures. For Executive Vice Presidents, MIP awards are based on 65% company-wide financial results and 35% individual performance measures. Personal performance measures are identified each year by the executive and his or her immediate supervisor.

     In addition to the awards program described above, the Corporation provides cash incentives to executive managers of certain subsidiaries and divisions who do not participate in the MIP. These cash incentives are generally based on achieving specific performance targets.

     Stock Options. As a performance incentive, to encourage ownership of Common Stock and to further align the interests of management and stockholders, the Personnel Committee issues stock options under the 1997 Stock Option Plan and the 2005 Incentive Plan. Under those plans, the Personnel Committee issued 109,847 stock options in 2005. The Personnel Committee periodically reviews and awards stock options to management based on factors it deems important; however, the Personnel Committee is not required to issue awards on an annual basis. Awards are influenced by bonuses received under the MIP and the long-term potential of the Associate as recommended by the CEO and approved annually by the Personnel and Compensation Committee, typically at the end of the calendar year.

     Stock options are the primary non-cash form of compensation offered to WSFS executives. Other forms include country club membership, primarily for the purpose of developing new business; and financial planning services, to encourage strong personal financial habits.

The Company's compensation policy allows for material changes to an Executive's compensation package. Factors that would influence a material change include: major changes in job responsibilities, internal equity or market/competitive adjustments.

Compensation of the Chief Executive Officer. For fiscal year 2005, Mr. Schoenhals earned $416,667 in base salary. Mr. Schoenhals earned $350,000 in bonus (MIP award) for fiscal year 2005 under the MIP that was paid after the end of the fiscal year. This bonus reflects the Company's achievement of specific financial goals for the 2005 fiscal year as well as the Personnel Committee's assessment of Mr. Schoenhals' contribution to the achievement of those goals. Factors considered by the Personnel Committee in assessing Mr. Schoenhals' contribution included his leadership role in formulating and executing the Company's business strategy. In addition to the foregoing cash compensation, Mr. Schoenhals was awarded options to purchase 13,100 shares of Common Stock under the 2005 Incentive Plan representing 11.9% of the regular options granted to all Associates during the year.

Compensation of Special Advisor to Management. In 2004, Calvert A. Morgan, Jr. was elected a Director of WSFS Financial Corporation and serves in a consulting capacity as a Special Advisor to Management. In his role as a Special Advisor to Management, Mr. Morgan performs such duties as requested by the Board of Directors and the Chairman to assist in improving the performance of WSFS Financial Corporation. In addition to his Director fees, Mr. Morgan receives an annual base consulting fee of $100,000, with the opportunity to earn a supplemental payment ranging from 0% to 100% of the base fee, with the amount to be determined at the discretion of the Chairman, based on the overall results of WSFS for the year, loan and deposit growth, and the Chairman's subjective assessment of Mr. Morgan's overall contribution to those results. Mr. Morgan earned a supplemental payment of $35,000 for fiscal year 2005 that was paid after the end of the fiscal year. Additionally, Mr. Morgan is provided with other benefits including stock option awards (1,400 options were awarded during 2005). As part of the terms of his consulting engagement with the Company, Mr. Morgan is also entitled to a separation payment of up to $110,000, based on the length of the term of his engagement.

During 2005, Mr. Morgan was deemed not "independent" as defined in the listing standards of the National Association of Securities Dealers. The Board of Directors weighed the benefits of retaining Mr. Morgan and determined that his extraordinary industry background, market knowledge, customer relationships and community involvement would be invaluable to both the Board of Directors and management. Mr. Morgan was formerly Chairman, President and CEO of PNC Bank, Delaware and has 36 years experience in the banking industry in Delaware.

Compensation Committee Interlocks and Insider Participation. The Company had no "interlocking" relationships existing on or after December 31, 2005 in which (i) any executive officer is a member of the Board of Directors of another financial institution, one of whose executive officers is a member of the Company's Board of directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Company's Board of Directors. See "Business Relationships and Related Transactions" for information regarding other relationships such persons may have with the Company.

Present members of the Personnel Committee are David E. Hollowell, Chairman, Linda C. Drake, Claibourne D. Smith and R. Ted Weschler, each of whom are directors of the Company.

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph and table which follow show the cumulative total return on the Common Stock of the Company over the last five years compared with the cumulative total return of the Dow Jones Total Market Index and the Nasdaq Bank Index over the same period as obtained from Bloomberg L.P. Cumulative total return on the Common Stock or the index equals the total increase in value since December 31, 2000, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively. The graph and table were prepared assuming $100 was invested on December 31, 2000 in the Common Stock of the Company and in each of the indexes. There can be no assurance that the Company's future stock performance will be the same or similar to the historical stock performance shown in the graph below. The Company neither makes nor endorses any predictions as to stock performance.


                       CUMULATIVE TOTAL SHAREHOLDER RETURN
                  COMPARED WITH PERFORMANCE OF SELECTED INDEXES
                   December 31, 2000 through December 31, 2005
                                [GRAPHIC OMITTED]

                                            Cumulative Total Return
                                 ----------------------------------------------
                                   2000    2001    2002   2003    2004    2005
                                 ----------------------------------------------

WSFS Financial Corporation         $100    $136   $260    $355    $477    $489
Dow Jones Total Market Index        100      87     67      86      94      99
Nasdaq Bank Index                   100     113    120     160     181     177

                           SUMMARY COMPENSATION TABLE

The following table sets forth compensation for the years ended December 31, 2005, 2004 and 2003 for the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose salary and bonus earned in 2005 exceeded $100,000 (herein referred to as "Named Executive Officers").

                                                                                                Long Term
                                                                                               Compensation
                                                                                 Other            Awards
                                                                                 Annual         Securities
Name and                                                                        Compen-         Underlying       All Other
Principal Position                  Year           Salary       Bonus (1)      sation (2)   Options (3)(4)(5)  Compensation (6)
------------------                  ----           ------       ---------      ----------   -----------------  ----------------

Marvin N. Schoenhals                2005         $ 416,667      $354,500         24,593            13,100         $14,700
Chairman of the Board,              2004           397,708       400,000         28,603             9,500          18,350
President and Chief                 2003           384,375       536,250         13,363            12,650          18,000
Executive Officer

Karl L. Johnston                    2005           229,166       165,702         20,617             5,650          14,700
Chief Operating Officer             2004           217,667       200,000         25,428             5,750          18,350
and Chief Lending Officer           2003           205,000       198,000         10,361             5,350          18,000

Mark A. Turner                      2005           238,333       165,000         13,120             8,700          14,700
Chief Operating Officer and         2004           217,667       180,000         18,120             5,950          18,350
Secretary                           2003           205,000       270,000          4,108             7,700          18,000

Stephen A. Fowle                    2005           180,000       110,000         77,288             6,800           6,266
Executive Vice President and        2004                 -             -              -                 -               -
Chief Financial Officer             2003                 -             -              -                 -               -

Deborah A. Powell                   2005           158,550        80,000         16,624             2,700          14,700
Executive Vice President,           2004           150,500        94,000         17,696             2,000          18,290
Director, Human Resources           2003           147,500        90,000         16,505             1,750          18,658


(1) For each fiscal year, includes bonuses not paid until the following fiscal year under the Company's Management Incentive Program. For 2003, includes special bonuses paid resulting from the extraordinary performance of the Company in that year.
(2) For Mr. Fowle, Other Annual Compensation includes $74,962 for relocation services.
(3) Represents stock options granted in 2005 under the Company's 1997 Stock Option Plan and the 2005 Incentive Plan. For Mr. Fowle, 800 stock options were granted in 2006, but were related to his 2005 performance.
(4) The grant date fair value of these awards, computed in accordance with the Company's past practice under FAS 123, that would have been expensed during 2005 was $4,339 for Mr. Schoenhals, $1,875 for Mr. Johnston, $2,875 for Mr. Turner, $20,458 for Mr. Fowle and $903 for Mrs. Powell.
(5) Options granted under the 1997 Stock Option Plan expire ten years from grant date and become exercisable at the rate of 20% per year beginning one year from grant date. Options granted under the 2005 Incentive Plan expire five years from grant date and become exercisable at the rate of 25% per year beginning one year from grant date. The shortened expiration date and vesting schedule results in a lesser option valuation. As a result, more options were granted to participants in 2005 compared to 2004 to compensate for the change in value.
(6) Represents contributions made by the Company to the individual's account in the Company's 401(k) Plan.

The following table sets forth total compensation for the Company's Named Executive Officers for the years ended December 31, 2005, 2004 and 2003.

                                             Total Compensation
                                     For the Years ended December 31,
         Name                         2005          2004         2003
         ----                         ----          ----         ----

         Marvin N. Schoenhals      $ 810,460     $ 830,911    $ 951,988
         Karl L. Johnston            430,185       411,445      431,361
         Mark A. Turner              431,153       434,137      497,107
         Stephen A. Fowle            373,554            -            -
         Deborah A. Powell           269,874       266,486      272,663

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options under the Company's 2005 Incentive Plan to the Chief Executive Officer and each of the other Named Executive Officers during 2005.


                           Potential Realizable                                                  Value at Assumed
                             Number of        % of Total                                       Annual Rates of Stock
                            Securities          Options                                          Price Appreciation
                            Underlying        Granted to                                        for Option Term (3)
                              Options        Associates in     Exercise       Expiration        -------------------
Name                        Granted (1)       Fiscal Year      Price (2)         Date            5%          10%
----                        -----------       -----------      ---------         ----           ---          ---       -

Marvin N. Schoenhals           13,100            11.9  %         $63.67       12/15/2010      $ 233,172    $ 512,660

Karl L. Johnston                5,650             5.1             63.67       12/15/2010        100,567      221,109

Mark A. Turner                  8,700             7.9             63.67       12/15/2010        154,854      340,468

Stephen A. Fowle                3,000             2.7             60.00       01/03/2015        112,571      285,871
                                3,000             2.7             63.67       12/15/2010         53,398      117,403

Deborah A. Powell               2,700             2.5             63.67       12/15/2010         48,058      105,662

(1) Options granted under the 2005 Incentive Plan vest and become exercisable at the rate of 25% per year beginning one year from grant date, and expire five years from the grant date. To the extent not already exercisable, the options generally become immediately exercisable in the event of a change in control of the Company, generally defined as the acquisition of beneficial ownership of 25% or more of the Company's voting securities by any person or group of persons. The Company has previously adopted a program permitting the award of a reload option that allows for the additional grant of options under certain circumstances. If the grantee uses cash to exercise options within one year of the options becoming vested, the optionee may, within the discretion of the Stock Option Committee, receive an equivalent number of additional options (at the then current market price). All shares must be held for two years from the date of receipt for the reload options to vest. The reload options also vest in 25% annual increments. Reload options will not be granted if no shares are available for issuance under the 2005 Incentive Plan. All option grants to Named Executive Officers were made on December 15, 2005 except for Mr. Fowle who received 3,000 option grants on January 3, 2005 and 3,000 option grants on December 15, 2005.

(2) In each case, the exercise or base price was no lower than the fair market value of the Common Stock on the date of grant.

(3) The potential realizable dollar value of a grant consists of the product of: (a) the difference between (i) the product of the per share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option) and (ii) the per share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year-end.


                   OPTION EXERCISES AND YEAR-END OPTION VALUE

         The following table sets forth information concerning the exercise of options by the Chief Executive Officer and the other Named Executive Officers during the last fiscal year, as well as the value of such options held by such persons at the end of the fiscal year.

                                                                                           Value of Securities
                                                            Number of Securities         Underlying Unexercised
                                                           Underlying Unexercised         In-the Money Options
                            Shares                     Options at Fiscal Year End (1)    at Fiscal Year End (2)
                           Acquired         Value      ------------------------------    ----------------------
Name                      at Exercise     Realized      Exercisable     Unexercisable   Exercisable  Unexercisable
----                      -----------     --------      -----------     -------------   -----------  -------------

Marvin N. Schoenhals         58,241     $ 2,697,273       171,040            40,270      $7,572,477     $571,060
Karl L. Johnston             65,529       2,997,722         5,310            30,060          96,689      753,918
Mark A. Turner               53,320       2,203,785        75,590            31,440       3,264,827      597,297
Stephen A. Fowle                  -               -             -             6,000               -        3,750
Deborah A. Powell             9,080         455,714         9,840             8,610         356,486      138,167


(1) For Mr. Schoenhals, 97,720 options expire February 24, 2010, all of which are exercisable; 35,240 options expire November 16, 2010, all of which are exercisable; 13,100 options expire December 15, 2010, all of which are unexercisable; 24,740 options expire December 19, 2011, of which 21,040 are exercisable and 3,700 are unexercisable; 18,360 options expire December 19, 2012, of which 10,080 are exercisable and 8,280 are unexercisable; 12,650 options expire December 18, 2013, of which 5,060 are exercisable and 7,590 are unexercisable; 9,500 options expire December 16, 2014, of which 1,900 are exercisable and 7,600 are unexercisable.

     For Mr. Johnston, 5,650 options expire December 15, 2010, all of which are unexercisable; 5,000 options expire April 26, 2011, all of which are unexercisable;  3,560 options  expire  December 19, 2011,  all of which are unexercisable; 4,000 options expire February 29, 2012, all of which are unexercisable; 6,060 options expire December 19, 2012, of which 2,020 are exercisable and 4,040 are unexercisable; 5,350 options expire December 18, 2013, of which 2,140 are exercisable and 3,210 are unexercisable; 5,750 options expire December 16, 2014, of which 1,150 are exercisable and 4,600 are unexercisable.

     For Mr. Turner, 4,280 options expire May 19, 2009, all of which are exercisable; 9,413 options expire November 18, 2009, all of which are exercisable;  11,087  options  expire  January 26,  2010,  all of which are exercisable; 16,000 options expire November 16, 2010, all of which are exercisable; 8,700 options expire December 15, 2010 all of which are unexercisable; 21,000 options expire December 19, 2011, of which 16,800 are exercisable and 4,200 are unexercisable; 10,000 options expire February 29, 2012, of which 6,000 are exercisable and 4,000 are unexercisable; 12,900 options expire December 19, 2012, of which 7,740 are exercisable and 5,160 are unexercisable; 7,700 options expire December 18, 2013, of which 3,080 are exercisable and 4,620 are unexercisable.

     For Mr. Fowle, 3,000 options expire December 15, 2010, of which all are unexercisable; 3,000 options expire January 13, 2015, of which 600 are exercisable and 2,400 are unexercisable.

     For Mrs. Powell, 2,700 options expire December 15, 2010, of which all are unexercisable; 7,700 options expire December 19, 2011, of which 6,160 are exercisable and 1,540 are unexercisable; 4,300 options expire December 19, 2012, of which 2,580 are exercisable and 1,720 are unexercisable; 1,750 options expire December 18, 2013, of which 700 are exercisable and 1,050 are unexercisable; 2,000 options expire December 16, 2014, of which 400 are exercisable and 1,600 are unexercisable.

(2) Based on the closing price of $61.25 per share as reported for the Common Stock on the Nasdaq National Market on December 31, 2005 less the exercise price. Options are considered in-the-money if the market value of the underlying securities exceeds their exercise prices.

                                SEVERANCE POLICY

WSFS has a severance policy that provides benefits to its Chief Operating Officers and Executive Vice Presidents (collectively, the "Executives"). The policy provides for payments in the event of being released without cause or following a change of control.

Release without cause - In the event an Executive is released without cause, a minimum of six months severance and one year of professional level outplacement will be offered. If the former Executive does not find new employment within six months after termination, severance pay would continue for another six months, or until the former Executive found employment, whichever occurs first. If the former Executive finds another job at a lower rate of pay than previously received at WSFS, then WSFS would make up the difference until the second six-month period ends. Health benefits would continue at the Associate rate through the severance period.

Change in control - Benefits would be paid to an Executive released without cause within one year of change in control or if offered a position that is not within 35 miles of their current work-site and at their current WSFS salary and bonus opportunity. The Executive would receive 24 months base salary severance offset by the value arising from the acceleration of stock option vesting triggered by the change in control. The value of the accelerated vesting would account for no more than 12 months of the 24-month minimum commitment. Twelve months of executive level outplacement will be offered and health benefits would continue at the Associate rate through the 24-month period.

In the event an Executive decides to leave WSFS after being offered the same salary and bonus opportunity and the position is within 35 miles of their work location, then the value of the severance benefit will equal at least 12 months base pay. The severance benefit calculation includes the value of accelerated vesting of stock options. If the value of the accelerated vesting of stock options is less than 12 months of base pay, then severance pay will be added to the value of the accelerated options so that it equals 12 months of base pay. No additional severance will be paid if the value of accelerated options is greater than, or equal to, 12 months of base pay. Six months of professional level outplacement will be offered and health benefits would continue at the Associate rate through the 12-month period.

Based on salary levels at December 31, 2005, the maximum benefit that would be received by each Executive under the WSFS severance policy, exclusive of health benefit and executive outplacement costs, would be as follows: Mr. Johnston $462,000, Mr. Turner $484,000, Mr. Fowle $360,000 and Ms Powell $320,120.

                       NON-ASSOCIATE DIRECTOR COMPENSATION

The following table sets forth compensation for the year ended December 31, 2005 for the Company's non-Associate directors.

                                              Fees
                                           earned or       Stock      Option       All Other
Name                        Total         paid in cash     Awards    Awards (1)  Compensation (2)
----                        -----         ------------     ------    ----------  ----------------
Charles G. Cheleden        $87,020         $ 52,100      $ 34,920       $   -       $      -
John F. Downey              73,220           38,300        34,920           -              -
Linda C. Drake              54,220           19,300        34,920           -              -
David E. Hollowell          73,470           38,550        34,920           -              -
Joseph R. Julian            69,520           34,600        34,920           -              -
Dennis E. Klima             59,320           24,400        34,920           -              -
Calvert A. Morgan, Jr.     199,220           23,300        34,920           -        141,000
Thomas P. Preston           52,370           17,450        34,920           -              -
Scott E. Reed                    -                -             -           -              -
Claibourne D. Smith         69,420           34,500        34,920           -              -
Eugene W. Weaver            76,020           41,100        34,920           -              -
R. Ted Weschler             66,570           31,650        34,920           -              -


(1) The grant date fair value of these awards, computed in accordance with the Company's past practice under FAS 123, that would have been expensed during 2005 would have been $465.

(2) Mr. Morgan's compensation as a special advisor to management is discussed on page 14.


                 BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS


During 2005, Thomas P. Preston was a partner with the law firm of Blank Rome, LLP. The law firm represented the Company and its affiliates in certain matters during fiscal year 2004. The Company expects Mr. Preston's firm to continue such representation in fiscal year 2006.

Certain directors and executive officers of the Company and their associates were customers of, and had transactions with, the Company and the Bank in the ordinary course of business during fiscal year 2005. Similar transactions may be expected to take place with the Company and the Bank in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did such loans present other unfavorable features to the Company. Loans and commitments to directors and executive officers of the Company by the Bank are subject to limitations and restrictions under Federal banking laws and regulations with which the Bank believes it has complied in all material respects.

 PROPOSAL 2 -

 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company, upon recommendation of the Audit Committee, has re-appointed, subject to stockholder ratification, KPMG LLP, as independent auditors of the Company for the year ending December 31, 2006. KPMG LLP has served as the Company's independent auditors since 1994. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

         Principal Accounting Firm Fees

In connection with the audit of the 2005 financial statements, the Company entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual consolidated financial statements and for the review of the consolidated financial statements included in the Company's quarterly reports on Form 10Q for the fiscal years ended December 31, 2005 and 2004 were $700,000 and $648,000, respectively. In each of the years 2005 and 2004, the costs associated with the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002 were $400,000.

Audit Related Fees. The aggregate fees billed by KPMG LLP for assurance and related services primarily related to the audit of the financial statements, the review of the quarterly financial statements and due diligence activities on proposed transaction for the years ended December 31, 2005 and 2004 were $17,000 and $16,000, respectively.

Tax Fees. The aggregate fees billed by KPMG LLP for professional services rendered for tax compliance, tax advice or tax planning for the years ended December 31, 2005 and 2004 were $63,000 and $90,000, respectively.

All Other Fees. The aggregate fees billed by KPMG LLP for professional services rendered for services or products other than those listed under the captions "Audit Fees," "Audit-Related Fees," and "Tax Fees" for both the years ended December 31, 2005 and 2004, were $0.

The Audit Committee has determined that the non-audit services performed by its principal accountants during 2005 were compatible with maintaining the principal accountants' independence.

It is the Audit Committee's policy to approve all audit and non-audit services prior to the engagement of the Company's independent auditor to perform any service. Under certain circumstances, management is authorized to spend up to 5% of the total audit fees as approved by the Audit committee in the Engagement Letter without obtaining any additional approval. These additional fees are reported to the Audit Committee on a timely basis. Additional audit fees ranging from 5% to 10% of the total audit fees as approved by the Audit Committee in the Engagement Letter require the approval of the Chairman of the Audit Committee prior to the engagement. These additional fees are reported to the other Committee members on a timely basis. Additional audit fees which exceed 10% of the total audit fees as approved by the Audit Committee in the Engagement Letter require the approval of the full Audit Committee prior to the engagement.

No services were approved pursuant to the de minimus exception of the Sarbanes-Oxley Act of 2002. All of the services listed above for 2005 were approved by the Audit Committee prior to the service being rendered.

KPMG LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

           The Board of Directors Recommends Voting "FOR" Proposal 2.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated under the Exchange Act, the Company's officers and directors and all persons who beneficially own more than ten percent of the Common Stock ("Reporting Persons") are required to file reports with the SEC detailing their ownership and changes of ownership in the Common Stock and to furnish the Company with copies of all such ownership reports that are filed. Based solely on the Company's review of the copies of such ownership reports which it has received in the past fiscal year or with respect to the past fiscal year, or written representations from the Reporting Persons that no annual report of changes in beneficial ownership were required, the Company believes that during fiscal year 2005 the Reporting Persons have complied with such reporting requirements.


                        ADVANCE NOTICE OF CERTAIN MATTERS
                      TO BE CONSIDERED AT AN ANNUAL MEETING

The bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before the Annual Meeting. In order for a stockholder to properly bring business before the Annual Meeting or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than sixty nor more than ninety days prior to the anniversary date of the mailing date of the Company's proxy statement for the immediately preceding Annual Meeting. The notice must include the stockholder's name and address as they appear on the records of the Company, number of shares beneficially owned by the stockholder, a brief description of the proposed business, the reasons for bringing the business before the Annual Meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must also be provided.


                  STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

It is anticipated that the proxy statement and form of proxy for the 2007 Annual Meeting of Stockholders will be mailed during March of 2007. Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders of WSFS Financial Corporation must be received by November 24, 2006, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting and should be addressed to the Secretary at the Company's principal office.


                             ADDITIONAL INFORMATION

No matters other than those set forth in the Notice of Meeting accompanying this Proxy Statement are expected to be presented to stockholders for action at the Annual Meeting other than matters incident to the conduct of the Annual Meeting. However, if other matters are presented which are proper subjects for action by stockholders, and which may properly come before the meeting, it is the intention of those named in the accompanying proxy to vote such proxy in accordance with the determination of a majority of the Board of Directors upon such matters.

                                  MISCELLANEOUS

The expenses of the solicitation of the proxies, including the cost of preparing and distributing the Company's proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees or fiduciaries in forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of the proxy materials, solicitation may be made in person or by telephone or other modes of electronic communication by the Company. The Company's directors and management will receive no compensation for their proxy solicitation services other than their regular salaries and overtime, if applicable, but may be reimbursed for out-of-pocket expenses.


             ANNUAL REPORT, FINANCIAL STATEMENTS AND CODE OF ETHICS

The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2005, including financial statements prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. Such Annual Report is not part of the Company's proxy materials. A copy of the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005 (without exhibits) as filed with the SEC will be furnished without charge to stockholders as of the Record Date upon written request to: Investor Relations Department, WSFS Financial Corporation, 838 Market Street, Wilmington, Delaware, 19801.

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the Code of Ethics is available on the Company's website at www.wsfsbank.com or available free upon request by writing to: Investor Relations Department, WSFS Financial Corporation, 838 Market Street, Wilmington, Delaware 19801.

          This Proxy is Solicited on Behalf of the Board of Directors
                           WSFS FINANCIAL CORPORATION
                                    for the
                      2006 Annual Meeting of Stockholders

     The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 27, 2006 at 4:00 p.m., or at any adjournments thereof, as specified on the reverse side:

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                       ANNUAL MEETING OF STOCKHOLDERS OF
                           WSFS FINANCIAL CORPORATION
                                 April 27, 2006

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.


     Please detach along perforated line and mail in the envelope provided.


---------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND ITEMS LISTED BELOW.
PLEASE SIGN, DATE AND RETURN  PROMPTLY IN THE ENCLOSED  ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  [X]
---------------------------------------------------------------------------------

1.  Election of Directors:
                                           NOMIMEES:
[_]  FOR ALL NOMINEES                       O  Linda C. Drake
                                            O  David E. Hollowell
[_]  WIHHOLD AUTHORITY                      O  Scott E. Reed
     FOR ALL NOMINEES                       O  Claibourne D. Smith

[_]  FOR ALL EXCEPT                         Each for a three year term
     (See instructions below)               expiring 2009


INSTRUCTION: To withhold authority to vote for any individual  nominee(s),  mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: O





                                                         FOR  AGAINST  ABSTAIN
2.   Ratification of the appointment of KPMG, LLP        [_]    [_]      [_]
     as independent auditors for the fiscal year ending
     December 31, 2006.

The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees and the other proposals. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned.

Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation.

PLEASE  MARK,  SIGN,  DATE AND  RETURN  THIS CARD  PROMPTLY  USING THE  ENCLOSED
ENVELOPE.  FOR  AGAINST  ABSTAIN FOR ALL  NOMINEES  WITHHOLD  AUTHORITY  FOR ALL
NOMINEES FOR ALL EXCEPT (See instructions below)

Signature of Stockholder ____________________  Date: _________   Signature of Stockholder ____________________  Date: _________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and     [_]
indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.